Exhibit 2.1
Execution Copy

PURCHASE AND SALE AGREEMENT

BETWEEN

HIGHMOUNT EXPLORATION & PRODUCTION LLC

AS SELLER,

AND

LINN ENERGY HOLDINGS, LLC,

AS PURCHASER,

Dated as of March 21, 2010

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EXHIBITS

Exhibit A	Companies
Exhibit B-1	Company Leases
Exhibit B-2	Company Wells
Exhibit B-3	Company Midstream Assets
Exhibit B-4	Company Office Leases
Exhibit C	Subsidiaries
Exhibit D	Employment Provisions
Exhibit E	Assignment of Membership Interests
Exhibit F	Bill of Sale
Exhibit G	Transition Services Agreement

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SCHEDULES

Schedule 1.2	Defined Terms
Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Allocation of Purchase Price
Schedule 2.3(a)(vii)	Index Prices
Schedule 3.4	Allocated Values
Schedule 4.1(d)	Loan Documents, Guarantees, ISDAs
Schedule 4.2(g)	Consolidated Trial Balances
Schedule 4.2(j)	Employee Plans Disclosed in Seller’s Purchase of Companies and Subsidiaries
Schedule 4.4	Litigation
Schedule 4.5	Tax Disclosures
Schedule 4.6	Environmental Disclosures
Schedule 4.7	Violations of Laws
Schedule 4.8	Contracts
Schedule 4.9	Production Payments
Schedule 4.10	Production Imbalances
Schedule 4.11	Consents and Preferential Rights
Schedule 4.13	Equipment Disclosures
Schedule 4.14	Outstanding Capital Commitments
Schedule 4.16	Operation of E&P Business
Schedule 4.19(c)	Persons with Knowledge
Schedule 5.5	Consents, Approvals or Waivers
Schedule 6.4(c)	Contracts the Company May Terminate, Amend, Execute or Extend Post-Signing
Schedule 6.5	Conduct of Companies and Wholly-Owned Subsidiaries
Schedule 6.9	Third Party Indebtedness
Schedule 6.10	Vehicle and Equipment Leases
Schedule 6.13(a)	Field Employees
Schedule 8.2(i)	Additional Items Transferred at Closing
Schedule 8.4(d)	Bank Account Information
Schedule 11.1(a)(i)	Company and Subsidiary Litigation
Schedule 11.1(b)(iii)	Retained Seller Obligations
Schedule 12.5	Guarantees to be Replaced

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of March 21, 2010, by and between HighMount Exploration & Production LLC, a limited liability company organized under the Laws of Delaware (“Seller”), and Linn Energy Holdings, LLC, a limited liability company organized under the Laws of Delaware (“Purchaser”).  Seller and Purchaser are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding membership interests, owned of record by Seller (the “Interests”) of the limited liability companies described in Exhibit A (each, a “Company” and collectively, the “Companies”).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1              Purchase and Sale.  On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase, accept and pay for the Interests.

Section 1.2              Defined Terms.  Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1.2.

Section 1.3             Excluded Assets.  Notwithstanding anything to the contrary in Schedule 1.2 or elsewhere in this Agreement, the “Assets” and “Interests” shall not include any rights with respect to the Excluded Assets, which, notwithstanding anything to the contrary contained herein, if owned by any Company or Subsidiary, Seller shall be entitled to cause such Company or Subsidiary to transfer or distribute to Seller, or its Affiliates, or one or more third parties, via one or more steps, prior to Closing.  “Excluded Assets” shall mean the following:

(i)           the Excluded Records;

(ii)          copies of other Records retained by Seller pursuant to Section 12.6;

(iii)         contracts, agreements and instruments, whose change in ownership in connection with a sale of equity ownership is prohibited or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

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(iv)         Permits and other appurtenances for which change in ownership in connection with a sale of equity ownership is prohibited or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(v)          all claims against insurers (under policies held by Seller or its Affiliates (other than the Companies and Subsidiaries)) and other third parties pending on or prior to the Effective Time;

(vi)         assets of or which relate to Seller’s and its Affiliates’ Employee Plans or worker’s compensation insurance and programs;

(vii)        all trademarks and trade names containing “HighMount” or any variant thereof;

(viii)       all futures, options, swaps and other derivatives, and all software used for trading, hedging and credit analysis;

(ix)          any leased equipment and other leased personal property which is not purchased prior to Closing pursuant to Section 6.10 (except (1) to the extent the lease is transferable without payment of a fee or other consideration or (2) if the transfer requires a fee or other consideration, Purchaser has agreed in writing to pay such fee or other consideration);

(x)           the contracts used for both the Assets and other assets of Seller and its Affiliates described on Schedule 1.3;

(xi)          any refund (whether by payment, credit, offset or otherwise, and together with any interest thereon) in respect of any Taxes apportioned to Seller under Article IX;

(xii)         refunds relating from severance Tax abatements with respect to all taxable periods or portions thereof ending on or prior to the Effective Time;

(xiii)        all indemnities and other claims against Persons (other than Seller and/or its Affiliates) for Taxes apportioned to Seller under Article IX; and

(xiv)        any other assets, contracts or rights described on Schedule 1.3.

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ARTICLE II
PURCHASE PRICE

Section 2.1              Purchase Price.

(a)           The purchase price for the Interests (the “Purchase Price”) shall be Three Hundred Thirty Million ($330,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.3.

(b)           As evidence of good faith intentions to consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, Purchaser has tendered to Seller a cash performance deposit in the amount of ten percent (10%) of the Unadjusted Purchase Price (the “Performance Deposit”).  If this Agreement is terminated by Seller pursuant to Section 10.1, and (i) Purchaser has failed to perform or observe in any material respects any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, and (ii) Seller is ready, willing and able to fulfill, in all material respects, its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, then in addition to its rights under Section 10.2, Seller shall be entitled to retain the Performance Deposit.  If this Agreement is terminated for any reason other than stated above, Seller shall return the Performance Deposit to Purchaser within thirty (30) days of the date of termination.  In the event of Closing, the Performance Deposit shall be retained by Seller at Closing pursuant to Section 8.3(a).

Section 2.2              Allocation of Purchase Price.

(a)           The Unadjusted Purchase Price shall be allocated to the Interests of each Company as set forth on Schedule 2.2 (each an “Interest Unadjusted Purchase Price”).  The adjustments to the Unadjusted Purchase Price under Section 2.3 shall be applied to the Interest Unadjusted Purchase Price for the Interests of each Company, based upon the owner of the specific Lease, Well or other Asset to which the adjustment relates, if determinable.  Any adjustments to the Unadjusted Purchase Price under Section 2.3 that are not specific to any Company shall be applied pro rata to the Interest Unadjusted Purchase Price for the Interests of each Company as previously adjusted, in proportion to the amount of each.  Each Interest Unadjusted Purchase Price, as so adjusted, shall be referred to herein as the “Interest Purchase Price.”

(b)           Purchaser and Seller agree that, with respect to the Interests of each Company, the Interest Unadjusted Purchase Price applicable to such Interests shall be allocated among the assets associated with such Interests, in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder, and consistent with the Allocated Values referenced in Section 3.4, as set forth on a schedule prepared by Purchaser and Seller within a reasonable time on or before Closing.  The allocations on such schedule, shall be appropriately adjusted, consistent with Treasury Regulation Section 1.1060-1(e)(1), to reflect the Interest Purchase Price following adjustments under Section 8.4.  Purchaser and Seller agree (i) to be bound by the allocations under this Section 2.2(b) for all Tax purposes, (ii) that the allocations under

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this Section 2.2(b), as adjusted, shall be used as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (iii) that neither Party will take positions inconsistent with the allocations under this Section 2.2(b) in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes or otherwise.

Section 2.3             Adjustments to Purchase Price.  The Interest Unadjusted Purchase Price shall be adjusted with respect to the Interests of each Company, as follows, but only with respect to matters (i) in the case of Sections 2.3(a)(i) and 2.3(b)(i), for which notice is given on or before the Title Claim Date, (ii) in the case of Sections 2.3(a)(ii), 2.3(a)(iv), 2.3(a)(v), 2.3(a)(vii), 2.3(a)(viii), 2.3(a)(ix), 2.3(a)(xi), 2.3(a)(xii), 2.3(b)(ii), 2.3(b)(iii) and 2.3(b)(iv), identified on or before the 210th day following Closing (the “Cut-Off Date”) and (iii) in the case of Sections 2.3(a)(vi), 2.3(a)(x), and 2.3(b)(v) received or paid on or before the Cut-Off Date:

(a)           Upward Adjustments.  The Interest Unadjusted Purchase Price shall be adjusted upward by the following:

(i)           The Title Benefit Amount as provided in Section 3.5;

(ii)          An amount equal to any positive Working Capital Balance as of the Effective Time as calculated pursuant to Section 2.4, but excluding therefrom any current assets which are received directly by Seller or any of its Affiliates (excluding any Company or Subsidiary) during the Interim Period and any payables paid directly by Seller on behalf of any Company or Subsidiary during the Interim Period;

(iii)         [This provision is intentionally omitted];

(iv)         An amount equal to the aggregate amount of unreimbursed advances made by Seller or any of its Affiliates (excluding any Company or Subsidiary) to any Company or Subsidiary during the Interim Period;

(v)          An amount equal to the under-produced gas imbalances existing as of the Effective Time including, but not limited to those listed on Schedule 4.10, such adjustment amount to be determined by multiplying the imbalance by the Index Price and then reducing the amount by royalties and severance Taxes due or paid;

(vi)         An amount equal to the amount of all Property Costs, and other amounts expressly excluded from the definition of Property Costs, which are incurred in the ownership and operation of the Assets during the Interim Period but (A) paid by or on behalf of Seller or any of its Affiliates (excluding any Company or Subsidiary) prior to the Cut-Off Date, or (B) without duplication, payable by any Company or Wholly-Owned Subsidiary to Seller or any other Affiliate of Seller (excluding any Company or Subsidiary) with respect to the provision of goods, services, employment-related costs, and other ordinary course of business expenses with respect to the E&P Business and remaining unpaid at

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the end of the Closing Date, except in each case (x) any costs already deducted in the determination of proceeds in Section 2.3(b)(v), and (y) costs attributable to futures, options, swaps or other derivatives;

(vii)       An amount equal to the value of all merchantable oil and other products, including scrubber liquid inventory, ethane, propane, isobutene, nor-butane and gasoline (excluding tank bottoms) or gaseous hydrocarbons from or attributable to the Properties at the Effective Time, such value to be determined by reference to the Index Price, less any applicable severance Taxes, royalties and other burdens; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of any the above;

(viii)      An amount equal to the value, as determined according to the Council of Petroleum Accountants Societies, Inc. (COPAS) 2005 Accounting Procedures, of all tubular, other goods and physical inventory to the extent owned by any Company or Subsidiary at the Effective Time;

(ix)         The amount of the Computer/Vehicle Buy-Out Costs in accordance with Section 6.10, if applicable;

(x)          The amount that would be calculated on the Closing Payment, at the Agreed Rate, for the period from but excluding the Target Closing Date through and including the Closing Date; as used herein, the term “Agreed Rate” shall mean the lesser of (y) the one month London Inter-Bank Offered Rate, as published on Telerate Page 3750 on the last Business Day prior to the Effective Time, plus two percentage points (LIBOR +2%) and (z) the maximum rate allowed by applicable Laws;

(xi)         The amount of Taxes apportioned to Purchaser in accordance with Section 9.1 that are paid (or payable) by Seller; and

(xii)        An amount equal to the applicable Companies' equity share of the working capital (current assets less current liabilities) of the Partially-Owned Subsidiaries at the Effective Time.

(b)           Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

(i)           The Title Defect Amount as provided in Section 3.5;

(ii)          An amount equal to any negative Working Capital Balance as of the Effective Time as calculated pursuant to Section 2.4;

(iii)         An amount equal to the aggregate amount of distributions made by any Company during the Interim Period, other than distributions of Excluded Assets.  For the avoidance of doubt, the repayment by the Company of amounts

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advanced by Seller is not deemed to be a distribution for purposes of this Section 2.3;

(iv)        An amount equal to the over-produced gas imbalances existing as of the Effective Time including, but not limited to those listed on Schedule 4.10, such adjustment amount to be determined by multiplying the imbalance by the Index Price and then reducing the amount by royalties and severance Taxes due or paid; and

(v)         An amount equal to (1) all proceeds (net of any (x) royalties, overriding royalties and other burdens payable out of production of oil, gas or other hydrocarbons or the proceeds thereof that are not included in Property Costs other than any such amounts held in suspense by Seller, any Company or Wholly-Owned Subsidiary at the Closing and any interest accrued in escrow accounts for such suspended funds, (y) gathering, processing and transportation costs paid in connection with sales of oil, gas or other hydrocarbons that are not included as Property Costs under Section 2.3(a)(vi) and (z) production Taxes, other Taxes measured by units of production, severance Taxes and any Property Costs, that in any such case are deducted by the purchaser of production, and excluding the effects of any futures, options, swaps or other derivatives) received and retained by Seller or any Affiliate of Seller (excluding any Company or Subsidiary) from the sale of oil, gas and other hydrocarbons produced from or attributable to the Properties during the Interim Period; and (2) other income earned, received and retained by Seller or any Affiliate of Seller (excluding any Company or Subsidiary) with respect to the Assets during the Interim Period (provided that for purposes of this Section, no adjustment shall be made for funds received by Seller, any Company or Wholly-Owned Subsidiary for the account of third Persons and to which Seller does not become entitled prior to the Cut-Off Date, and excluding any income earned from futures options swaps or other derivatives).

(c)           Accounting Principles.  The amount of each adjustment to the Interest Unadjusted Purchase Price described in Sections 2.3(a)(ii), 2.3(a)(iv), 2.3(a)(vi), 2.3(a)(xii), 2.3(b)(ii), 2.3(b)(iii) and 2.3(b)(v) shall be determined in accordance with the United States generally accepted accounting principles (the “Accounting Principles”).

Section 2.4              Working Capital Balance.  The Working Capital Balance as of the Effective Time will be determined in accordance with the Accounting Principles and based upon the consolidated trial balances attached hereto as Schedule 4.2(g).  For purposes hereof, the “Working Capital Balance” shall be equal to, on a consolidated basis (i) the sum of each Company’s aggregate cash and accounts receivables (net of uncollectible receivables) and other current assets as of the Effective Time, other than inventory, less (ii) the sum of each Company’s aggregate accounts payable and other current liabilities as of the Effective Time; provided, however, that Working Capital Balance shall not include any amounts (w) reflected in intercompany accounts, (x) relating to the Excluded Assets or gas (or pipeline) imbalances, (y) of intercompany debt eliminated at Closing pursuant to Section 6.8, or (z) for accrued interest on the third Person Loans referenced in Section 6.9.  The adjustments to be made to the Interest

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Unadjusted Purchase Price in accordance with this Agreement at Closing pursuant to the provisions of Sections 2.3(a)(ii) and 2.3(b)(ii) shall be based on the estimated Working Capital Balance included as part of the preliminary settlement statement delivered by Seller pursuant to Section 8.4(a).  The actual amount of such adjustment shall be included in the calculation of the final Purchase Price pursuant to Section 8.4.

Section 2.5             Procedures.

(a)           For purposes of allocating production (and accounts receivable with respect thereto), under Sections 2.3 and 2.4, (i) liquid hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the storage facilities located on the lands subject to the applicable Lease or Unit or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from those lands, and (ii) gaseous hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported from the lands subject to the applicable Lease or Unit.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available.

(b)           Surface use fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(c)           After Closing, Purchaser shall handle (and Seller shall cooperate with the handling of) all joint interest audits and other audits of Property Costs with respect to the Assets, including those covering periods on or prior to the Effective Time, provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld.  Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or any Company or Wholly-Owned Subsidiary and relating in whole or in part to periods on or prior to the Effective Time.

ARTICLE III
TITLE MATTERS

Section 3.1             Exclusive Remedy.  The provisions of this ARTICLE III provide Purchaser’s exclusive remedy with respect to title to the Assets.

Section 3.2              Definition of Defensible Title.

(a)           As used in this Agreement, the term “Defensible Title” means that title of the Companies or Wholly-Owned Subsidiaries, as applicable, which, subject to Permitted Encumbrances:

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(i)           Entitles the Companies or Wholly-Owned Subsidiaries to receive throughout the duration of the productive life of any Unit or Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas), not less than the “net revenue interest” share shown in Exhibit B-2 of all oil, gas and other minerals produced, saved and marketed from such Unit or Well, except (A) decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the date hereof, not to consent, (B) decreases resulting from the establishment or amendment, after the date hereof, of pools or units, (C) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and (D) as otherwise expressly stated in Exhibit B-2;

(ii)          Obligates the Companies or Wholly-Owned Subsidiaries to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Unit or Well not greater than the “working interest” shown in Exhibit B-2 without increase throughout the productive life of such Unit or Well, except as stated in Exhibit B-2 and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in the Companies’ or Wholly-Owned Subsidiaries’ (as applicable) net revenue interest; and

(iii)         Is free and clear of liens, encumbrances, obligations or defects, other than Permitted Encumbrances.

(b)           As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation or defect including without limitation a discrepancy in net revenue interest or working interest that causes the Companies’ or Wholly-Owned Subsidiaries’ title to a Unit or Well listed in Exhibit B-2 to be less than Defensible Title.  As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the net revenue interest of the Companies or Wholly-Owned Subsidiaries in any Unit or Well above that shown on Exhibit B-2, without causing a greater than proportionate increase in such Companies’ or Wholly-Owned Subsidiaries’ working interest above that shown in Exhibit B-2.

Section 3.3              Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)           Lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the Companies’ or Wholly-Owned Subsidiaries’ net revenue interests below that shown in Exhibit B-2 or increase the Companies’ or Wholly-Owned Subsidiaries’ working interests above that shown in Exhibit B-2 without a corresponding increase in the net revenue interest;

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(b)           All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, (i) individually or in the aggregate, reduce the Companies’ or Wholly-Owned Subsidiaries’ net revenue interests below that shown in Exhibit B-2 or increase the Companies’ or Wholly-Owned Subsidiaries’ working interests above that shown in Exhibit B-2 without a corresponding increase in the net revenue interest or (ii) materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) except as would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(c)           Rights of first refusal, preferential purchase rights and similar rights with respect to the Assets;

(d)           Third-party consent requirements and similar restrictions which are not applicable to the sale of the Interests contemplated by this Agreement or with respect to which waivers or consents are obtained from the appropriate Persons prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(e)           Liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f)           Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(g)           All rights to consent, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)            Easements, rights-of-way, covenants, permits, surface leases and other rights in respect of surface operations to the extent they do not, individually or in the aggregate, (i) reduce the Companies’ or Wholly-Owned Subsidiaries’ net revenue interest below that shown on Exhibit B-2 or increase any Companies’ or Wholly-Owned Subsidiaries’ working interest beyond that shown on Exhibit B-2 without a corresponding increase in net revenue interest or (ii) materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) except as would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

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(j)            Calls on production under existing Contracts that provide that the holder of such call on production must pay an index-based price for any production purchased by virtue of such call on production;

(k)           All rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Taxes with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(l)            Any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller, any Company or Wholly-Owned Subsidiary at or prior to Closing;

(m)          Any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment laws or regulations;

(n)           The matters described in Schedule 4.4;

(o)           Any matters shown on Exhibit B-2; and

(p)           Any other liens, charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), (ii) do not individually or in the aggregate, reduce the Companies’ or Wholly-Owned Subsidiaries’ net revenue interests below that shown in Exhibit B-2 or increase the Companies’ or Wholly-Owned Subsidiaries’ working interest above that shown in Exhibit B-2 without a corresponding increase in the net revenue interest, and (iii) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, including, without limitation, the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest (to the extent the absence thereof does not reduce the Companies’ or Wholly-Owned Subsidiaries’ net revenue interests below that shown in Exhibit B-2) and the failure of Exhibits B-1 and B-2 to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well.

Section 3.4              Allocated Values.  Schedule 3.4 sets forth the agreed allocation of the Unadjusted Purchase Price among the Units and Wells for purposes of adjustments for Title Defects.  The “Allocated Value” for any Well or Unit equals the portion of the Interest Unadjusted Purchase Price for the Interests of the Company to which such Well or Unit is related that is allocated to such Well or Unit on Schedule 3.4.

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Section 3.5              Notice of Title Defects; Defect Adjustments.

(a)           To assert a Title Defect, Purchaser must deliver a claim notice or notices to Seller on or before a date which is at least five (5) Business Days prior to the Closing Date (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall furnish to Seller at least once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Title Claim Date with a notice of any Title Defect discovered during such two (2) week period.  Each such notice shall be in writing and shall include:

(i)           a description of the alleged Title Defect(s);

(ii)          the Units or Wells affected;

(iii)         the Allocated Values of the Units or Wells subject to the alleged Title Defect(s);

(iv)         supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and

(v)          the amount by which Purchaser reasonably believes the Allocated Values of those Units or Wells are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based.

Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given notice on or before the Title Claim Date.

(b)           Should Purchaser discover any Title Benefit on or before the Title Claim Date, Purchaser shall as soon as practicable, but in any case by the Title Claim Date, deliver to Seller a notice including:

(i)           a description of the Title Benefit;

(ii)          the Units or Wells affected;

(iii)         the Allocated Values of the Units or Wells subject to such Title Benefit; and

(iv)         the amount by which Purchaser reasonably believes the Allocated Value of those Units or Wells is increased by the Title Benefit, and the computations and information upon which Purchaser’s belief is based.

Seller shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Seller.  Seller shall be deemed to have waived all Title Benefits of which no Party has given notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.5(b).  Notwithstanding anything to the contrary in this

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Agreement, Purchaser will have no obligation to give Seller notice of any Title Benefit that Purchaser does not believe to have an individual adjustment value of greater than Fifty Thousand dollars ($50,000) and will have no obligation to give Seller notice of any Title Benefit if Purchaser does not claim Title Defects in excess of the one and seventy-five hundreths percent (1.75%) threshold described in Section 3.5(g) of this Agreement.

(c)           Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove on or before sixty (60) days after the Closing Date any Title Defects of which Seller has been advised by Purchaser.  No reduction shall be made in the Unadjusted Purchase Price with respect to a Title Defect for purposes of Closing if Seller has provided notice at least three (3) Business Days prior to the Closing Date of Seller’s intent to attempt to cure the Title Defect.  If the Title Defect is not cured as agreed by Seller and Purchaser or if Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured at the end of the sixty (60) day post-Closing period, the adjustment required under this ARTICLE III shall be made pursuant to Section 8.4(b).  Seller’s election to attempt to cure a Title Defect shall not constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Title Defect.

(d)           With respect to each Unit or Well affected by Title Defects reported under Section 3.5(a), the Unit or Well shall, if held by a Company or Wholly-Owned Subsidiary, remain in the Company or Wholly-Owned Subsidiary, subject in each case to all uncured Title Defects, and (subject to Section 3.5(c) and the remainder of Section 3.5(d)) the Unadjusted Purchase Price shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Unit or Well caused by such Title Defects, as determined pursuant to Section 3.5(g).  Notwithstanding the foregoing provisions of this Section 3.5(d), no reduction shall be made in the Unadjusted Purchase Price with respect to any Title Defect that (i) is older than ten (10) years old, (ii) involves a counterparty no longer in existence or in bankruptcy or receivership or (iii) consists of an alleged defect in the authorization, execution, delivery, acknowledgement, or approval in a Company’s or Wholly-Owned Subsidiary’s chain of title; provided that Seller at its election executes and delivers to Purchaser a separate written indemnity agreement, in form and substance reasonably satisfactory to Purchaser, under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages arising out of or resulting from such Title Defect.

(e)           With respect to each Unit or Well affected by Title Benefits reported under Section 3.5(b) (or which Purchaser should have reported under Section 3.5(b)), the Unadjusted Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefits, as determined pursuant to Section 3.5(h), but in no event will the aggregate adjustments to the Unadjusted Purchase Price as a result of Title Benefits exceed the aggregate adjustments to the Unadjusted Purchase Price due to Title Defects.

(f)           This ARTICLE III shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchaser with respect to title to the Assets.  Except

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as provided in this ARTICLE III, Purchaser releases, remises and forever discharges Seller and its Affiliates and all such parties’ members, stockholders, officers, directors, employees, agents, attorneys, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in law or in equity, known or unknown, which Purchaser might now or subsequently may have, based on, relating to or arising out of, any Title Defect or other deficiency in title to any Asset.

(g)           The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)           if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)          if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from (as appropriate) a Company’s or Wholly-Owned Subsidiary’s interest in the affected Unit or Well;

(iii)         if the Title Defect represents a decrease between (A) the net revenue interest or percentage stated on Exhibit B-2 and (B) the actual net revenue interest for any Unit or Well, then the Title Defect Amount shall be the product of the Allocated Value of such Unit or Well multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibit B-2, provided that if the Title Defect does not affect the Unit or Well throughout its entire productive life, the Title Defect Amount determined under this Section 3.5(g)(iii) shall be reduced to take into account the applicable time period only;

(iv)         if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Unit or Well of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Unit or Well so affected, the portion of the Companies’ and Wholly-Owned Subsidiaries’ interest in the Unit or Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Unit or Well, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v)          notwithstanding anything to the contrary in this ARTICLE III, (1) an individual claim for a Title Defect for which a claim notice is given prior to the Title Claim Date shall only generate an adjustment to the Unadjusted Purchase Price under this ARTICLE III if the Title Defect Amount with respect thereto exceeds Fifty Thousand dollars ($50,000), (2) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Unit or Well shall not exceed the Allocated Value of such Unit or Well and (3) there shall be no

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adjustment to the Unadjusted Purchase Price for Title Defects unless and until the aggregate Title Defect Amounts that are entitled to an adjustment under Section 3.5(g)(v)(1) and for which Claim Notices were timely delivered exceed one and seventy-five hundreths percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate Title Defect Amounts exceed one and seventy-five hundreths percent (1.75%) of the Unadjusted Purchase Price;

(vi)         if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount determined under subsections (iii) or (iv) above shall not be greater than the amount that can reasonably be shown to be the reasonable cost and expense of curing such Title Defect; and

(vii)        the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Purchase Price.

(h)           The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit or Well multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit B-2, provided that if the Title Benefit does not affect a Unit or Well throughout the entire life of the Unit or Well, the Title Benefit Amount determined under this Section 3.5(h) shall be reduced to take into account the applicable time period only.  Notwithstanding anything to the contrary in this ARTICLE III, an individual claim for a Title Benefit which is reported under Section 3.5(b) (or which Purchaser should have reported under Section 3.5(b)) prior to the Title Claim Date shall only generate an adjustment to the Unadjusted Purchase Price under this ARTICLE III if the Title Benefit Amount with respect thereto exceeds Fifty Thousand dollars ($50,000).

(i)            Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts by five (5) Business Days prior to the Closing Date.  If Seller and Purchaser are unable to agree by that date, then subject to Section 3.5(c), Seller’s good faith estimate shall be used to determine the Closing Payment pursuant to Section 8.4(a), and the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.5(i).  During the ten (10) day period following the Closing Date, Title Defect Amounts and Title Benefit Amounts in dispute shall be submitted to a title attorney with at least ten (10) years’ experience in oil and gas titles in the state in which the Units and Wells (or majority of Units and Wells) in question are located as selected by mutual agreement of Purchaser and Seller or absent such agreement during the ten (10) day period, by the Houston office of the American Arbitration Association (the “Title Arbitrator”).  Likewise, if by the end of the sixty (60) day post-Closing cure period under Section 3.5(c), Seller and Purchaser have been unable to agree upon whether any Title Defects have been cured, or Seller has failed to cure any Title Defects which it provided notice that it would attempt to cure, and Seller and Purchaser have been unable to agree on the Title Defect Amounts for such Title Defects, the cure and/or Title Defect Amounts in dispute shall be submitted to the Title Arbitrator.  The Title Arbitrator shall not have worked as an employee or

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outside counsel for either Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Title Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.5(g) and 3.5(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including title attorneys from other states and petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect cures and Title Defect Amounts and Title Benefit Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.  Each of Seller and Purchaser shall bear its own legal fees and other costs of presenting its case.  Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this ARTICLE IV, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 4.1 through 4.18.

Section 4.1              Seller.

(a)           Existence and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Power.  Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)           Authorization and Enforceability.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary Company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally

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as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           No Conflicts.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or the limited liability company agreement of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (iv) violate any Laws applicable to Seller, except any matters described in Clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect; provided, however, that with respect to Clause (ii) for any Loan documents, guarantees or ISDAs listed on Schedule 4.1(d) the above representations and warranties shall only be true as of the Closing Date.

Section 4.2              The Companies.

(a)           Existence and Qualification.  Each Company is a limited liability company, duly organized and validly existing under the Laws of its respective jurisdiction of formation as described in Exhibit A attached hereto and each is duly qualified to do business as a limited liability company in each jurisdiction where its Assets are located, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Power.  Each Company has the limited liability company power and authority to own, lease or otherwise hold its Assets and conduct its business in the manner consistent with recent practice.

(c)           No Conflicts.  Except as set forth on Schedule 4.11, Subsection C, the consummation of transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or limited liability company agreement (or equivalent governing instruments) of any Company, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Company is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any Company as a party in interest, or (iv) violate any Laws applicable to any Company, or any of its Assets, except any matters described in Clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect; provided, however, that with respect to Clause (ii) for any Loan documents, guarantees or ISDAs listed on Schedule 4.1(d) the above representations and warranties shall only be true as of the Closing Date.

(d)           Certificate of Formation and LLC Agreement.  Seller has delivered to Purchaser true and complete copies of the certificate of formation and limited liability company agreement (or equivalent governing instruments), each as amended to date, of the Companies.

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(e)           Title to Interests.  Seller has good and valid title to the Interests, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfer that may be imposed by applicable federal or state securities laws or in the applicable Company’s limited liability company agreement.  Other than this Agreement and each Company’s respective limited liability company agreements, the Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, distribution rights or disposition of the Interests.

(f)           The Interests.  The entire equity ownership interest in the Companies are their Interests as set forth on Exhibit A attached hereto.  In each case, all the Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable limited liability company agreements of the Companies and except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and have not been issued in violation of any preemptive rights. Except for the Interests, there are no outstanding equity interests in any Company, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Interests of any Company.  Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which any of Seller or a Company is subject, or which may become equity interests in such Company.

(g)           Consolidated Trial Balances and Intercompany Accounts.

(i)           The consolidated trial balances of the Companies and Subsidiaries, dated as of February 28, 2010 and attached hereto as Schedule 4.2(g), have been based upon the books and records of the Companies and Subsidiaries, prepared in conformity with the Accounting Principles, except for the following:

(1)           normal period end adjustments, including but not limited to subsequent events; and

(2)           the absence of notes required by the Accounting Principles.

(ii)          As of the Closing Date, all intercompany accounts between any Company or Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Companies and Subsidiaries) on the other hand, will have been eliminated without the transfer of cash or other assets from any Company or Subsidiary.  As of the Closing Date, no Company or Subsidiary will have incurred or retained any liability with respect to such intercompany accounts.  Such eliminated amounts shall be reflected in an adjustment to the Interest Unadjusted Purchase Price pursuant to Section 2.3.

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(h)          Subsidiaries.  No Company or Wholly-Owned Subsidiary directly or indirectly owns any capital stock or other equity interest in any Person except in Subsidiaries as set forth in Exhibit C.

(i)           Labor Matters.  There are no employment agreements with any individuals who are (x) employed by the Companies, Wholly-Owned Subsidiaries, or to the knowledge of Seller the Partially-Owned Subsidiaries, who are rendering services primarily with respect to the Assets or (y) employed by HighMount E&P Services but who are rendering services primarily with respect to the Assets.  The Companies and the Wholly-Owned Subsidiaries have no collective bargaining agreements or other agreements with any labor union or other employee organization or association.  No work stoppage against the Companies or the Subsidiaries is pending or, to Seller’s knowledge, threatened.  During the past five (5) years, Seller has not been involved in or subject to, nor been threatened with, any labor dispute, arbitration, strike, work stoppage, lock-out, lawsuit or administrative proceeding arising from federal or state labor or employment laws involving the Field Employees or the Optional Employees including, but not limited to, any WARN Act claims or potential claims.  Seller has not received any notice of any claims regarding any violations by Seller of any minimum wage and overtime requirements with respect to or that may eventually involve its employees, the Field Employees or the Optional Employees, including, but not limited to, the Fair Labor Standards Act and compliance with standards for exempt and non-exempt employees.

(j)           Employee Benefits.

(i)           The Companies and the Wholly-Owned Subsidiaries have not established, maintained or contributed to (and have not otherwise been required to contribute to) any Employee Plans.

(ii)          Except for former provisions of the HighMount E&P Services Severance Plan and since Seller’s acquisition of the Companies and Subsidiaries, neither Seller nor any Affiliate of Seller, including an ERISA Affiliate, has established, maintained or contributed to (and has not otherwise been required to contribute to) any Employee Plan that (x) is subject to Title IV of ERISA, (y) is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (z) provides for the continuation of medical or health benefits, death benefits or life insurance benefits after any employee’s termination of employment (including retirement) except for continuation of coverage required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (or similar state law).  Schedule 4.2(j) includes all of the Employee Plans of the type disclosed in Clauses (x), (y) or (z) above that were disclosed to Seller in connection with Seller’s acquisition of the Companies and Subsidiaries.

(iii)         The Companies, the Wholly-Owned Subsidiaries, Seller and its Affiliates, including its ERISA Affiliates, do not have any liabilities or obligations (contingent or otherwise) with respect to any Employee Plan, which could otherwise subject Purchaser or its Affiliates (or any of their personnel or

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owners) to any liability, whether pursuant to the terms of such Employee Plan or under applicable Law, including, but not limited to, the fiduciary rules of ERISA and the prohibited transaction rules of ERISA or Section 4975 of the Code.

Section 4.3              The Subsidiaries.

(a)           Existence and Qualification.  Each Subsidiary is a limited liability company or limited partnership duly organized and validly existing under the Laws of its respective jurisdiction of formation as described in Exhibit C and is duly qualified to do business as a foreign limited liability company or limited partnership in each jurisdiction where its Assets are located, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Power.  Each Subsidiary has the limited liability company or partnership, as applicable, power and authority to own, lease or otherwise hold its Assets and conduct its business in the manner consistent with recent practice.

(c)           No Conflicts – Wholly-Owned Subsidiaries.  Except as set forth on Schedule 4.11, Subsection C, the consummation of transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or the limited liability company agreement (or equivalent certificates and governing instruments) of any Wholly-Owned Subsidiary, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Wholly-Owned Subsidiary is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any Wholly-Owned Subsidiary as a party in interest, or (iv) violate any Laws applicable to the Wholly-Owned Subsidiary, or any of its Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect; provided, however, that with respect to Clause (ii) for any Loan documents, guarantees or ISDAs listed on Schedule 4.1(d) the above representations and warranties shall only be true as of the Closing Date.

(d)           No Conflicts – Partially-Owned Subsidiaries.  Except as set forth on Schedule 4.11, Subsection C, the consummation of transactions contemplated by this Agreement shall not, to the knowledge of Seller (i) violate any provision of the certificate of formation or the limited liability company agreement or limited partnership agreement (or equivalent certificates and governing instruments) of any Partially-Owned Subsidiary, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Partially-Owned Subsidiary is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any Partially-Owned Subsidiary as a party in interest, or (iv) violate any Laws applicable to the Partially-Owned Subsidiary, or any of its Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect; provided, however, that with respect to Clause (ii)

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for any Loan documents, guarantees or ISDAs the above representations and warranties shall only be true as of the Closing Date.

(e)           Certificate of Formation and Limited Liability Company Agreement, and Limited Partnership Agreement.  Seller has delivered to Purchaser true and complete copies of the certificates of formation and the limited liability company agreement, each as amended to date, of each Wholly-Owned Subsidiary.  To Seller’s knowledge, Seller has delivered to Purchaser true and complete copies of the certificates of formation and the limited liability company agreement or limited partnership agreement (or equivalent governing instruments), each as amended to date, of each Partially-Owned Subsidiary.

(f)           Title to Equity Interests of the Subsidiaries.  The issued and outstanding partnership interests or membership interests, as appropriate, in each Subsidiary are owned of record as described in Exhibit C.  In the case of such issued and outstanding interests, partnership interests or membership interests owned of record by a Company or Subsidiary as shown on Exhibit C (the “Equity Interests”), such interests or interest are also owned beneficially and free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfers that may be imposed by applicable federal or state securities laws, or in the applicable Subsidiary’s governing instruments.  Other than this Agreement and, in the case of Subsidiaries, their respective ownership agreements, the Equity Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

(g)           The Equity Interests.  The entire equity ownership of each Subsidiary consists of the partnership interests or membership interests as set forth in Exhibit C attached hereto.  In each case, all the Equity Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable operating agreements or partnership agreements of the Subsidiaries) and have not been issued in violation of any preemptive rights. Except for the partnership interests or membership interests shown on Exhibit C, there are no outstanding interests, units or other equity interests in any Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Equity Interests of any Subsidiary.  Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which any Company or any Subsidiary is or may become obligated to issue or sell any capital stock or other equity interests in such Subsidiary.

Section 4.4              Litigation.  Except as disclosed on Schedule 4.4, there are no actions, suits or proceedings pending, or to Seller’s knowledge threatened in writing, before any Governmental Authority or arbitrator with respect to the E&P Business.  There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller, any Company, Wholly-Owned  Subsidiary, or to the knowledge of Seller any Partially-Owned Subsidiary, or any Affiliate of any of them,

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which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement.

Section 4.5              Taxes and Assessments.  Except as disclosed on Schedule 4.5:

(a)           Seller, the Companies and the Wholly-Owned Subsidiaries, and, to Seller’s knowledge, the Partially-Owned Subsidiaries, have timely filed (or caused to be timely filed) all material Tax Returns which are required to be filed for, by or with respect to the Companies, the Subsidiaries or the Assets and paid (or caused to be paid) all Taxes shown as due and payable on such Tax Returns, except those for which adequate reserves have been provided.  Such Tax Returns are accurate and complete in all material respects.  No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to any Company or Wholly-Owned Subsidiary, or, to Seller’s knowledge, any Partially-Owned Subsidiary for any taxable year.  There is no Tax indemnity, sharing, allocation or similar agreement or arrangement in effect between or among any Company or Wholly-Owned Subsidiary, or, to Seller’s knowledge, any Partially-Owned Subsidiary, on one hand, and another Person, on the other hand.  None of the Companies, Wholly-Owned Subsidiaries, or Assets, or, to Seller’s knowledge, the Partially-Owned Subsidiaries, is currently the subject of any audit or examination with respect to Taxes.  Each of the Companies and Wholly-Owned Subsidiaries has properly been treated as an entity disregarded as a separate entity from its owner for federal Income Tax purposes for all federal Income Tax periods ending prior to the Closing Date during which the Seller or any of its Affiliates owned an interest in such entity and will be so treated through the Closing Date.  Each of the Partially-Owned Subsidiaries has properly been treated as a partnership for federal Income Tax purposes for all federal Income Tax periods ending prior to the Closing Date during which the Seller or any of its Affiliates owned an interest in such entity and will be so treated through the Closing Date.  None of the Seller, the Seller’s Affiliates, any Company, any Wholly-Owned Subsidiary and, to Seller’s knowledge, any Partially-Owned Subsidiary, has or will make any election to change the federal Income Tax classification of any of the Companies or Subsidiaries prior to the Closing Date;

(b)          each Company, Wholly-Owned Subsidiary, and, to Seller’s knowledge, each Partially-Owned Subsidiary, has collected or withheld all amounts required in the operation of the business to be withheld by the Company or Subsidiary and paid to a Governmental Authority for Taxes, including income, sales, excise, use and other Taxes, such as employee wage withholding and other employment Taxes, and to the extent required, the Company, Wholly-Owned Subsidiary, and, to Seller’s knowledge, each Partially-Owned Subsidiary, has paid the same to the proper Governmental Authority;

(c)           none of the Assets is treated, for federal Income Tax purposes, as an interest in any corporation or partnership;

(d)           to Seller’s knowledge, no Partially-Owned Subsidiary has (i) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation

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under Section 6112 of the Code, or (iii) taken any position on a Tax Return that could give rise to a substantial underpayment of Tax under Section 6662 of the Code or any similar provision of state or local Law; and

(e)           each Partially-Owned Subsidiary and any Asset treated, for federal Income Tax purposes, as an interest in any partnership, shall have in effect an election under Section 754 of the Code for the Tax period that includes the Closing Date.

Section 4.6              Environmental Laws.  Except as disclosed on Schedule 4.6, to Seller’s knowledge, each Company’s and Subsidiary’s ownership and operation of its respective Assets is in compliance with all applicable Environmental Laws, except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect.  Except as disclosed on Schedule 4.6, and except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s knowledge there has been no contamination of groundwater, surface water, soil or seabed on the Properties resulting from hydrocarbon activities on such Properties which was required to be remediated under applicable Environmental Laws on or before the date of this Agreement for which any Company or Subsidiary would be liable but which has not been remediated.  Except as disclosed on Schedule 4.4, there are no actions, suits or proceedings pending in respect of which Seller has received written notice, or to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets alleging violations of Environmental Laws, or claiming remediation obligation under applicable Environmental Laws.  Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material (“NORM”), asbestos, mercury, drilling fluids and chemicals, and produced waters and hydrocarbons in or on the Properties or Equipment in quantities typical for oilfield operations in the areas in which the Properties and Equipment are located.  For purposes of this Agreement, “Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources, remediation of contamination, Hazardous Substances and all regulations implementing the foregoing.  The representation and warranty in this Section 4.6 constitutes the only representation and warranty with respect to Environmental Laws and no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws.

Section 4.7              Compliance with Laws.  Except with respect to Environmental Laws, which are addressed exclusively in Section 4.6 and except as disclosed on Schedule 4.7, to Seller’s knowledge, the Companies and the Wholly-Owned Subsidiaries (a) are in compliance with all applicable Laws and (b) subject to Purchaser’s compliance with Section 12.5, have all

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material permits, licenses and authorizations necessary to own and operate the Assets and conduct the E&P Business as currently conducted, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.8             Contracts.  Schedule 4.8 lists all Material Contracts.  To Seller’s knowledge, none of Seller, the Companies or the Wholly-Owned Subsidiaries, nor to the knowledge of Seller, any other Person, is in default under any Material Contract except as disclosed on Schedule 4.8, or except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth in Schedule 4.8, to Seller’s knowledge, all Material Contracts (I) listed in Clause (ii) of the definition of Material Contracts that relate to the operation of the Wells listed on Exhibit B-2 and (II) listed in Clause (i) of the definition of Material Contracts are in full force and effect.  Except as disclosed on Schedule 4.8, there are no Contracts with Affiliates of Seller (other than the Companies and Subsidiaries) that will be binding on any Company or Wholly-Owned Subsidiary or the Assets after Closing.  Except as disclosed on Schedule 4.8, there are no futures, options, swaps or other derivatives with respect to the sale of production that will be binding on any Company or Wholly-Owned Subsidiary or the Assets after Closing.  No notice of material default or material breach has been received or delivered by Seller, any Company or Wholly-Owned Subsidiary under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller, any Company or Wholly-Owned Subsidiary of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contracts (I) listed in Clause (ii) of the definition of Material Contracts that relate to the operation of the Wells listed on Exhibit B-2 or (II) listed in Clause (i) of the definition of Material Contracts.

Section 4.9             Payments for Production.  Except as disclosed on Schedule 4.9, none of Seller, the Companies or the Wholly-Owned Subsidiaries are obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Leases or reflected on Exhibit B-1 or Exhibit B-2), to deliver oil or gas, or proceeds from the sale thereof, attributable to any Companies’ or Wholly-Owned Subsidiaries’ interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.10          Production Imbalances.  Except as set forth on Schedule 4.10, as of the dates set forth on such Schedule, there were no imbalances with respect to the Properties arising from overproduction or underproduction or overdeliveries arising at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including, without limitation, any imbalances under gas balancing or similar agreements, processing agreements, or gathering or transportation agreements.

Section 4.11           Consents and Preferential Purchase Rights.  As of the date hereof, there are no preferential rights to purchase or required third Person consents to assignment, which may be applicable to the sale of Interests by Seller as contemplated by this Agreement, except for (i) consents and approvals of Governmental Authorities that are customarily obtained after Closing, (ii) those approvals described in Section 6.7, (iii) approvals under any Loan documents, guarantees or ISDAs to be obtained at or before Closing, or (iv) as set forth on Schedule 4.11.

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Section 4.12           Liability for Brokers’ Fees.  Purchaser, the Companies and the Subsidiaries shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, the Companies or the Subsidiaries prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.13           Equipment and Personal Property.  Except as set forth on Schedule 4.13, to Seller’s knowledge, all currently producing Wells and Equipment relating to such producing Wells are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.  The title of the Partially-Owned Subsidiaries to the Plants is free and clear of all liens and encumbrances other than Permitted Encumbrances.

Section 4.14           Outstanding Capital Commitments.  As of the date of this Agreement, there is no single outstanding authority for expenditure which is binding on any Company, Wholly-Owned Subsidiary or the Assets the value of which Seller reasonably anticipates exceeds Two Hundred Fifty Thousand dollars ($250,000), to the Company’s or Wholly-Owned Subsidiary’s interests participating in the operation covered by such authority for expenditure, other than those shown on Schedule 4.14.

Section 4.15           Assets of the E&P Business.  Except as described in Section 1.3, (a) the Assets include all field equipment and material Contracts owned or leased by Seller, the Companies, the Wholly-Owned Subsidiaries and their Affiliates necessary for the conduct of the E&P Business in a manner consistent with recent practices; and (b) no property material to the conduct of the E&P Business is being retained by any Seller or any Affiliate of Seller (other than the Companies and Subsidiaries).

Section 4.16           Operation of the E&P Business.  Except as described on Schedule 4.16, since December 31, 2009, the Assets have been operated only in the ordinary course of business consistent with past practices of Seller and the Companies.

Section 4.17           Non-Consent Operations.  Since December 31, 2009 until the date of execution of this Agreement, no Seller or Company has elected not to participate in any operation or activity proposed with respect to the Assets that could result in any of such Person’s interest in any Assets becoming subject to a penalty for forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the net revenue interest and working interest for such Asset set forth in Exhibit B-2.

Section 4.18           Absence of Certain Changes.  Since December 31, 2009, there has not been any damage, destruction or loss with respect to the Assets that would constitute a Material Adverse Effect that is not addressed by the terms of Section 11.3.

Section 4.19            Limitations.

(a)           Except as and to the extent expressly set forth in Sections 4.1 to 4.18 or in the certificate of Seller to be delivered pursuant to Section 8.2(f), (i) Seller makes no representations or warranties, statutory, express or implied, and (ii) Seller expressly

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disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of their Affiliates).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTIONS 4.1 TO 4.18, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(f), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER (1) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE INTERESTS OR THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE  OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

(c)           Any representation “to the knowledge of Seller or “to Seller’s knowledge” is limited to matters within the actual knowledge of the individuals identified on Schedule 4.19(c).  Actual knowledge only includes information actually personally known by such individual.

(d)           Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Schedules may include matters not required by the terms of the Agreement to be

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listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.  As used herein, “Material Adverse Effect” means a material adverse effect on the ownership, operation or financial condition of the E&P Business, taken as a whole; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller, the Companies or Wholly-Subsidiaries); civil unrest or similar disorder; terrorist acts; changes in Laws; effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE X; and changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in ARTICLE VI hereof.

(e)           A matter scheduled as an exception for any representation shall be deemed to be an exception to all representations for which it is relevant, except that the Contracts listed on Schedule 4.11 do not modify the Material Contracts List in Schedule 4.8.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 5.1              Existence and Qualification.  Purchaser is a limited liability company organized, validly existing and in good standing under the laws of Delaware.

Section 5.2             Power.  Purchaser has the company power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 5.3             Authorization and Enforceability.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.4             No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the limited liability company agreement (or other governing instruments) of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (iv) violate any Law applicable to Purchaser, except any matters described in Clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser or its properties.

Section 5.5              Consents, Approvals or Waivers.  The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except, as set forth on Schedule 5.5.

Section 5.6             Litigation.  There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser’s ability to perform its obligations under this Agreement.

Section 5.7              Financing.  Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 5.8              Investment Intent.  Purchaser is acquiring the Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

Section 5.9              Independent Investigation.  Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Purchaser acknowledges and affirms as of the Closing Date that (i) it will have completed its independent investigation, verification, analysis and evaluation of the Companies, the Subsidiaries and the Assets, and (ii) it will have made all such reviews and inspections of the Assets and the business, books and records, results of operations, conditions (financial or otherwise) and prospects of the Companies and the Subsidiaries as it has deemed necessary or appropriate.  Except for the representations and warranties expressly made by Seller in Sections 4.1 to 4.18 of this Agreement, or in the certificate to be delivered to Purchaser pursuant to Section 8.2(f) of this Agreement, Purchaser acknowledges that there are no representations or warranties, statutory, express or implied, as to the financial condition, Assets, Interests, Equity  Interests, liabilities, operations, business or prospects of the Companies or the Subsidiaries and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.

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Section 5.10            Liability for Brokers’ Fees.  Seller, and, prior to Closing, the Companies and the Subsidiaries, shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.11            Qualification.  Purchaser is or as of the Closing will be qualified under applicable Laws to hold Leases, rights of way and other rights issued by the U.S. government, and by other Governmental Authorities, which are included in the Assets.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.1              Access.  Upon execution of this Agreement, Seller will give Purchaser and its representatives prompt access to the Assets and access to and the right to copy, at Purchaser’s expense, the Records in Seller’s possession, for the purpose of conducting a confirmatory review of the E&P Business, but only to the extent that Seller may do so without (i) violating applicable Laws, including the Hart-Scott-Rodino Act, or (ii) violating any obligations to any third Person and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller.  Seller shall use reasonable efforts to obtain permission for Purchaser to gain access to third-party operated Properties to inspect the condition of same.  Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the E&P Business or the business of Seller.  Purchaser shall be entitled to conduct a Phase I environmental assessment and may conduct visual inspections, record reviews, and interviews relating to the Properties, including their condition and their compliance with Environmental Laws (collectively, the “Phase I Investigation”), subject to the receipt of the necessary permission as described above.  Purchaser’s right of access shall not entitle Purchaser to operate Equipment or conduct intrusive testing or sampling.  All information obtained by Purchaser and its representatives under this Section 6.1 shall be subject to the terms of that certain confidentiality agreement between Seller and Purchaser dated February 9, 2010 (the “Confidentiality Agreement”) and any applicable privacy laws regarding personal information.

Section 6.2               Notification of Breaches.  Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by

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Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 6.3              Press Releases.  Neither Seller nor Purchaser, nor any Affiliate of any of them, shall make any press release regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates); provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller or any of their Affiliates (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents; provided, further, that in respect of any disclosures allowed under (i) and (ii) above, the disclosing party shall provide the other party a copy of any such disclosures in advance of its release of same and a reasonable opportunity to comment.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, no Purchaser press release or disclosure shall, without the prior written consent of Seller, contain the name of, mention, or make reference to any Affiliates of Seller other than the Companies and Subsidiaries.  Seller and Purchaser shall each be liable for the compliance of their or its respective Affiliates with the terms of this Section.

Section 6.4              Operation of Business.  Except as may be required in connection with Sections 1.3, 6.8, 6.9, and 6.10, until the Closing Seller shall, and shall cause the Companies and their Wholly-Owned Subsidiaries to each, operate its business with respect to the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)           not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets, except for (i) sales and dispositions of oil and gas in the ordinary course of business; (ii) sales and dispositions of equipment and materials that are surplus, obsolete or replaced; and (iii) other sales and dispositions individually not exceeding One Hundred Thousand dollars ($100,000);

(b)           where it operates Leases or Units, comply in all material respects with the terms of the applicable Leases and Contracts, applicable Laws and requirements of Governmental Authorities;

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(c)           not terminate, materially amend, execute or extend any Contracts reasonably expected to generate gross revenues per year for the owner of the Assets or to require expenditures per year chargeable to the owner of the Assets in excess of Two Hundred And Fifty Thousand dollars ($250,0000), other than the execution or extension (i) of contracts for the sale or exchange of oil, gas and/or other hydrocarbons terminable on ninety (90) days or shorter notice, or (ii) the contracts listed on Schedule 6.4(c), each of which may include such terms and conditions as is customary for agreements of the same or similar type (or consistent with the past practices of Seller or its Affiliates); provided, however, that Seller shall provide Purchaser with a copy of any such contract listed on Schedule 6.4(c) prior to Seller’s execution or extension of same;

(d)           use commercially reasonable efforts to maintain insurance coverage on the Assets until the Closing, in the amounts and of the types currently in force;

(e)           use commercially reasonable efforts to maintain in full force and effect all Leases, that are capable of producing in paying quantities; and

(f)           maintain all material Governmental Authority permits and approvals affecting the Assets.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Jamin McNeil		Arden L. Walker Jr.
Vice President Operations Shallow		Senior Vice President and COO
Cell:	713-591-0887	Cell:	713-560-6730
E-Mail:	jmcneil@linnenergy.com	E-Mail:	awalker@linnenergy.com
Phone:	281-840-4115	Phone:	281-840-4106
Fax:	832 426 5915	Fax:	281-840-4196

Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.  Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter.

Section 6.5              Conduct of the Companies and Wholly-Owned Subsidiaries.  Except as provided on Schedule 6.5, or as may be required in connection with Sections 1.3, 6.8, 6.9, and 6.10, until the Closing, Seller shall not permit any Company or Wholly-Owned Subsidiary to do any of the following without the prior written consent of Purchaser:

(a)           amend its charter, by-laws or equivalent governing instruments;

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(b)           issue, redeem or otherwise acquire any of its equity ownership interest or issue any option, warrant or right relating to its equity ownership interest or any securities convertible into or exchangeable for any equity ownership interest or declare or pay any distribution or make any other payment to Seller or other Affiliate except cash and Excluded Assets; provided, however, that equity ownership interest may be issued in conjunction with the capitalization of Company or Wholly-Owned Subsidiary debt pursuant to Section 6.8, in which event such additional interests shall become part of the Interests delivered at Closing;

(c)           incur or assume any indebtedness for borrowed money (a “Loan”) or guarantee any such indebtedness (excluding, for the avoidance of doubt, contractual or statutory joint and several liability obligations for joint operations, accounts payable incurred in the ordinary course of business and indebtedness to or guarantees for another Company or Subsidiary), which Loan or guaranty will remain in effect after Closing;

(d)           make an equity investment in any other Person;

(e)           make any change in any method of accounting or accounting principles other than those required by the Accounting Principles;

(f)           acquire by merger or consolidation or purchase of equity interests any corporation, partnership, association or other business organization or division thereof;

(g)           make any Loan (excluding, for the avoidance of doubt, (i) accounts receivable in the ordinary course of business, (ii) advances or cash call payments to the operator as required under applicable operating agreements, (iii) advances as operator on behalf of co-owners for costs under applicable operating agreements, or (iv) Loans to another Company or Subsidiary);

(h)           terminate or voluntarily relinquish any permit, license or other authorization from any Governmental Authority necessary for the conduct of the E&P Business except in the ordinary course of business;

(i)            make any change to a Tax reporting position or make or change any Tax election other than as required by applicable accounting, Tax, or regulatory authority; and

(j)            agree to do any of the foregoing.

Requests for approval of any action restricted by this Section 6.5 shall be delivered to either of the individuals listed in Section 6.4, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

Purchaser’s approval of any action restricted by this Section 6.5 shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.

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Section 6.6              Indemnity Regarding Access.  Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates (including until Closing the Companies and Subsidiaries), the other owners of interests in the Properties, and all such Persons’ members, stockholders, officers, directors, employees, agents, attorneys, advisors and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.

Section 6.7              Governmental Reviews.  Seller and Purchaser shall each in a timely manner make (or cause its applicable Affiliate to make) (i) all required filings, including filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, any Company, any Subsidiary, or any Affiliate of any of them is required to make the payment.

Without limiting the generality of the preceding, prior to Closing, Purchaser shall take all such actions as are required to qualify to hold government Leases, rights-of-way and other rights included in the Assets and to meet any other requirements to receive and hold such Assets.  Purchaser shall arrange for all bonds, letters of credit and guarantees required with respect to the ownership or operation of the Assets to be posted on or before Closing, as described in Section 12.5.

Section 6.8              Intercompany Indebtedness.  Effective as of the Closing, Seller shall cause all intercompany accounts between any Company or Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Companies and Subsidiaries) on the other hand, to be eliminated without the transfer of cash or other assets from any Company or Subsidiary and without any Company or Subsidiary incurring or retaining any liability with respect thereto, and shall cause any and all liens against the Interests or Assets associated with such indebtedness to be released.  Such eliminated amounts shall be reflected in an adjustment to the Interest Unadjusted Purchase Price pursuant to Section 2.3.

Section 6.9              Third Person Indebtedness.  At or prior to Closing, Seller shall have satisfied or caused the Companies and Wholly-Owned Subsidiaries to satisfy all outstanding indebtedness owing by the Companies and Wholly-Owned Subsidiaries pursuant to third Person Loans, including Loans described on Schedule 6.9, excluding, for the avoidance of doubt, accounts payable in the ordinary course of business and Loans from another Company or Subsidiary.

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Section 6.10           Vehicles and Equipment.  Prior to the Closing, Purchaser will attempt to obtain the consent of the lessors under applicable lease agreements listed in Schedule 6.10 to assign such agreements to Purchaser, an Affiliate thereof, a Company or a Wholly-Owned Subsidiary and release Seller from any obligations under such lease agreements, with respect to the vehicles, computers, and software leased thereunder and used in the operation of the E&P Business, excluding however any vehicles that of the date hereof are not assigned to a Field Employee, or to an Optional Employee to whom an employment offer is made by Purchaser (excepting from such exclusion three (3) pool vehicles selected by Purchaser from those listed on Schedule 6.10 and in respect of which Purchaser shall attempt to obtain consent to assign); provided, further, that Seller shall provide Purchaser with copies of all applicable lease agreements for its review prior to any such assignments.  With respect to any such vehicles, computers and software for which the consent of the lessor to such assignment is not obtained on or before five (5) Business Days prior to the Closing, Seller or Affiliates of Seller will exercise available options under the applicable lease agreements to purchase such vehicles, computers, and software leased thereunder by or on behalf of the Companies or Wholly-Owned Subsidiaries, which vehicles, computers and software shall then be included in the Assets at Closing.  At Closing, Purchaser shall reimburse Seller for such purchase costs and any other costs or expenses related thereto (the “Computer/Vehicle Buy-Out Costs”), as an adjustment to the Interest Unadjusted Purchase Price in accordance with Section 2.3(a)(ix).

Section 6.11            Excluded Assets.  If any Excluded Assets remain in the possession of any Company or Subsidiary following Closing, Purchaser shall cause such Company or Subsidiary to transfer such Excluded Assets to Seller or Seller’s designee and take all such other actions necessary to correct any errors in Seller’s pre-Closing transfers of any Excluded Assets.

Section 6.12            Further Assurances.  After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 6.13            Employees.

(a)           On the Closing Date, Purchaser and its Affiliates shall extend offers of employment to all Field Employees to be effective on the day immediately following the Closing Date and such offers of employment shall comply with the terms set forth on Exhibit D.

(b)           Within three (3) Business Days of the date of execution of this Agreement, Seller shall deliver to Purchaser a schedule listing certain employees who provide support services to Seller in respect of the Assets (such schedule the “Optional Employee List”).  Purchaser shall have the right to offer employment to the individuals listed on the Optional Employee List (the “Optional Employees”).  Purchaser’s limited option to offer employment to the Optional Employees shall expire on the date that is five (5) Business Days prior to the Target Closing Date.  Purchaser’s or its Affiliates’ employment of Optional Employees shall be subject to the terms set forth on Exhibit D.  Except for the limited option stated above with respect to the Optional Employees, from the date of execution of this Agreement through a date twelve (12) months from the

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Closing Date, without the prior written consent of Seller, neither Purchaser nor any of its Affiliates will, directly or indirectly, solicit or offer employment to (i) any employee of Seller or any of its Affiliates whose primary employment location is in the Alabama Counties; or (ii) any employee of Seller or any of its Affiliates which any of Purchaser, its Affiliates or any of its or their representatives have come in contact with, or who have become known to them, as a result of Purchaser’s participation in the transactions contemplated by this Agreement; provided, that this prohibition shall not apply to solicitations made to the public or the industry generally.  Purchaser shall have the burden of proving that solicitations or offers of employment by Purchaser or any of its Affiliates to any employee of Seller or any of its Affiliates is undertaken in compliance with the provisions of Clauses (i) and (ii) above.

(c)           If a Company Employee receives cash severance or other severance related compensation or benefits from Seller or its Affiliates but is subsequently employed by Purchaser or its Affiliates within twelve (12) months of the Closing Date, then Purchaser or its Affiliates shall pay promptly to Seller an amount equal to the aggregate of the cash severance and other severance related compensation and benefits provided by Seller and its Affiliates to such Company Employee in connection with the termination of such Company Employee’s employment with Seller and its Affiliates.

Section 6.14             Financial Statements.

(a)           If, after Closing Purchaser is required by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations adopted by the SEC, in connection with any required Form 8-K filing, to provide audited financial statements for the E&P Business, Seller shall use its commercially reasonable efforts to assist Purchaser in preparing, as soon as reasonably practicable after the date of receipt of a notice from Purchaser requesting such information, but no later than sixty (60) days after receipt of such notice, and at the sole cost and expense of Purchaser, statements of revenues and direct operating expenses for the E&P Business for up to the most recent two (2) fiscal years ending prior to the Closing Date and all notes and schedules related thereto (including a footnote satisfying the requirements of FAS 69) in accordance with the rules and regulations adopted by the SEC, (collectively, the “Statements of Revenues and Expenses”) together with any quarterly or interim period statement of revenues and direct operating expenses (in accordance with the rules and regulations adopted by the SEC) required in connection with such Form 8-K filing (the “Interim Information”).  If requested by KPMG, Purchaser’s external auditor (the “Auditor”), Seller shall execute and deliver to the Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by the Auditor, with respect to the Statement of Revenue and Expenses, provided, however, that Purchaser shall provide customary indemnity for any officer of Seller executing and delivering such representation letters to the Auditor.  If requested by the Auditor, Purchaser shall execute and deliver to the Auditor such representation letters, in form and substance customary for representation letters provided

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to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by the Auditor, with respect to the Statement of Revenue and Expenses.  Seller will provide suitable electronic detail in the form of lease operating statements by property adequately supporting all statements provided.

(b)           Promptly after receipt of a notice from Purchaser pursuant to Section 6.14(a), Seller shall request the Auditor, after discussing specifications with Purchaser, to (i) perform an audit of the Statements of Revenues and Expenses on Purchaser’s behalf and to issue its opinion with respect to such Statements of Revenues and Expenses for the period(s) specified by Purchaser (such Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “Audited Statements of Revenue and Expenses”) and (ii) provide its written consent for the use of its audit reports with respect to Statements of Revenues and Expenses in any registration statement, report or other document in connection with any required Form 8-K filing filed by Linn Energy, LLC or any of its Affiliates with the SEC.  Purchaser shall bear all fees charged by the Auditor pursuant to such engagement.  Both Seller and Purchaser shall sign an engagement letter for the Auditor and provide such information as may be reasonably requested from time to time by the Auditor.  Seller shall reasonably cooperate in the completion of such audit and delivery of the Audited Statements of Revenue and Expenses and of the Interim Information to Purchaser or any of its Affiliates as soon as reasonably practicable.

(c)           Seller shall execute and deliver to the Auditor representation letters (in form and substance customary for representation letters provided by management to external audit firms) related to the audited financial statements contemplated in Section 6.14(a) and (b) as may be reasonably required by the Auditor; provided, however, that Purchaser shall provide customary indemnity for any officer of any Seller executing and delivering such representation letters to the Auditor.

(d)           Purchaser shall promptly reimburse Seller and its Affiliates for all internal and external expenses incurred by Seller and is Affiliates pursuant to this Section 6.14.

(e)           All of the information provided by Seller pursuant to this Section 6.14, is given without any representation or warranty, express or implied, and no member of Seller Group shall have any liability or responsibility with respect thereto.  Purchaser, for itself and for each member of Purchaser Group, hereby releases, remises and forever discharges each member of Seller Group from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which any member of Purchaser Group might now or subsequently may have, based on, relating to or arising out of Seller’s obligations pursuant to this Section 6.14, including but not limited to the provision of the information required hereunder.  From and after Closing, Purchaser, the Companies and the Wholly-Owned Subsidiaries, shall, jointly and severally, indemnify, defend and hold harmless the Seller Group from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), arising out of or relating to Seller’s obligations pursuant to this Section 6.14,

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including but not limited to the provision of the information required hereunder, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1              Conditions of Seller to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Purchaser set forth in ARTICLE V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom; and

(d)           Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Interests from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Section 7.2              Conditions of Purchaser to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Seller set forth in Sections 4.1 to 4.18 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section, and the

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Material Adverse Effect qualification contained in this Section 7.2(a) shall apply in lieu thereof);

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date except, in the case of breaches of Sections 6.4 and 6.5, for such breaches, if any, as would not have a Material Adverse Effect (provided, that to the extent such covenant or agreement is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section, and the Material Adverse Effect qualification contained in this Section 7.2(b) shall apply in lieu thereof);

(c)           No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)           Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Interests from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and

(e)           Third Party Debt and Intercompany Debt.  Seller’s covenants and agreements to be performed by it under Sections 6.8 and 6.9 have been performed prior to or on the Closing Date, in all material respects.

ARTICLE VIII
CLOSING

Section 8.1              Time and Place of Closing.  The consummation of the purchase and sale of the Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of DLA Piper LLP (US) located at 1000 Louisiana St., Suite 2800, Houston, Texas, at 10:00 a.m., local time, on April 30, 2010 (the “Target Closing Date”), or if all conditions in ARTICLE VII to be satisfied prior to Closing have not yet been satisfied or waived, within three (3) Business Days after written notice from Seller to Purchaser stating that such conditions have been satisfied or waived, subject to the provisions of ARTICLE X.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

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Section 8.2              Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)           Certificate(s) (or lost certificate affidavit(s)) representing the Interests, duly endorsed for transfer to Purchaser, or Assignments of Membership Interests in the form of Exhibit E;

(b)           Resignations of the directors and officers of the Companies and the Wholly-Owned Subsidiaries, effective on or before the Closing;

(c)           Terminations of powers of attorney granted by the Companies or Wholly-Owned Subsidiaries as may be requested in a written notice to Seller by Purchaser delivered at least ten (10) days prior to the Closing Date;

(d)           Executed certificates described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(e)           Titles to the vehicles acquired pursuant to Section 6.10;

(f)            A certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(g)           A certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of formation and the limited liability company agreement of Seller, each as in effect as of the Closing, (B) the resolutions of the board of directors of Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby, and (C) any required approval by the members of Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(h)           Where notices of approval are received by Seller pursuant to a filing or application under Section 6.7, copies of those notices of approval;

(i)            A bill of sale (or bills of sale) in the form of Exhibit F transferring title to the office equipment and other personal property listed on Schedule 8.2(i) to Purchaser;

(j)            Evidence of assignment to HighMount Exploration & Production Michigan LLC of all of Seller’s rights and assumption by HighMount Exploration & Production Michigan LLC of all of Seller’s obligations under the Michigan Office Lease;

(k)           An executed transition services agreement in the form of Exhibit G; and

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(l)           All other documents and instruments reasonably required from Seller to transfer the Interests to Purchaser.

Section 8.3              Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)           A wire transfer of the Closing Payment less the Performance Deposit (which shall be retained by Seller) in same-day funds;

(b)           A certificate by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that  the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(c)           A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the certificate of formation and the limited liability company agreement of Purchaser, each as in effect as of the Closing, (B) the resolutions of the board of directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (C) any required approval by the members of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

(d)           Where notices of approval are received by Purchaser pursuant to a filing or application under Section 6.7, copies of those notices of approval;

(e)           An executed transition services agreement in the form of Exhibit G; and

(f)            Evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 12.5.

Section 8.4              Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the Interest Purchase Price for the Interests after giving effect to all adjustments set forth in Section 2.3.  The estimates delivered in accordance with this Section 8.4(a) shall constitute the collective dollar amount to be payable by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)           As soon as reasonably practicable after the Closing but not later than the later of (i) the one hundred and eightieth (180th) day following the Closing Date and (ii) the date on which the parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 3.5(i), Seller shall

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prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Interest Purchase Prices and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures for each adjustment.  Seller shall at Purchaser’s request make reasonable documentation available to support the final figures.  As soon as reasonably practicable but not later than the sixtieth (60th) day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made in such statement.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller propose to be made in such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Purchase Price no later than ninety (90) days after delivery of Seller’s statement.  In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to PricewaterhouseCoopers LLP or another nationally-recognized independent accounting firm or consulting firm mutually acceptable to Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration.  Should PricewaterhouseCoopers LLP fail or refuse to agree to serve as Accounting Arbitrator within twenty (20) days after written request from any Party to serve, and the Parties fail to agree in writing on a replacement Accounting Arbitrator within ten (10) days after the end of that twenty (20) day period, or should no replacement Accounting Arbitrator agree to serve within forty-five (45) days after the original written request pursuant to this sentence, the Accounting Arbitrator shall be appointed by the Houston office of the American Arbitration Association.  The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Section 2.3 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section) or penalties to any Party with respect to any matter.  Seller and Purchaser shall bear their own legal fees and other costs of presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator.  Within ten (10) days after the earlier of (i) the expiration of Purchaser’s sixty (60) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Interest Purchase Prices, (x) Purchaser shall pay to Seller the amount by which the portion of any Interest Purchase Price(s) exceeds the portion of the Closing Payment received by Seller or (y) Seller shall pay to Purchaser the amount by which the portion of the Closing Payment received by Seller exceeds the portion of any Interest Purchase Price(s) to which Seller is entitled, as applicable.  Taxes apportioned to Seller under Section 9.1 shall be taken into account as a downward adjustment to the Interest Purchase Prices and shall be

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finally reconciled and reflected in the final statement of the Interest Purchase Prices, and any such Taxes not taken into account as aforesaid shall cease to be the responsibility of Seller; provided however, that in no event will the same Tax liability be taken into account as a reduction to the Purchase Price more than once.

(c)           Purchaser shall assist Seller in preparation of the final statement of the Interest Purchase Prices under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)           All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to Seller at the account set forth on Schedule 8.4(d), for the credit of Seller, or to such other bank and account as may be specified by Seller in writing.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller, for the credit of Purchaser.

ARTICLE IX
TAX MATTERS

Section 9.1              Apportionment and Payment of Ad Valorem, Property, Severance, Production and Similar Taxes.  Notwithstanding anything to the contrary in this Agreement, from and after Closing, Seller shall be responsible for all ad valorem, property, severance, production and similar Taxes and assessments based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom (limited, in the case of any Partially-Owned Subsidiary, to the portion of any such Taxes assessed that is attributable to the Equity Interest in such Partially Owned Subsidiary), for any period ending prior to the Effective Time, and from and after Closing, Purchaser shall be responsible for all such Taxes for any period that begins on or after the Effective Time.  If such Taxes are assessed for any period that includes the Effective Time, they shall be apportioned to Seller based on the number of days in the applicable period falling before the Effective Time and to Purchaser based on the number of days falling on or after the Effective Time.  Notwithstanding anything to the contrary in this Agreement, production Taxes and similar Taxes measured by units of production, and severance Taxes, shall be apportioned to Seller based on the amount of hydrocarbons actually produced, purchased or sold, as applicable, before the Effective Time and to Purchaser based on the amount of hydrocarbons actually produced, purchased or sold, as applicable, on or after the Effective Time.  The actual amounts associated with the above, if any, shall be accounted for to the extent known in the adjustments to the Purchase Price pursuant to Section 2.3(a)(xi), or Sections 2.3(a)(v), 2.3(a)(vii), 2.3(b)(iv) or 2.3(b)(v) (in each case, to the extent it relates to Taxes) at Closing and finally reconciled to the extent known in the final statement of the Interest Purchase Price pursuant to Section 8.4(b) based on then-current information.  To the extent not otherwise taken into account as an adjustment to the Purchase Price, Purchaser shall pay to Seller the amount of any ad valorem, property, severance, production and similar Taxes for which Purchaser is responsible pursuant to this Section 9.1.  The payment to the appropriate Governmental Authority of all ad valorem, property, severance, production and similar Taxes required to be paid before the Closing Date shall be made (or caused to be made) by Seller, and

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the payment to the appropriate Governmental Authority of all ad valorem, property, severance, production and similar Taxes required to be paid on or after the Closing Date shall be made by Purchaser.  Notwithstanding anything to the contrary herein, for the avoidance of doubt, any ad valorem or property Taxes paid or payable with respect to the Assets shall be allocated to the taxable period applicable to the ownership of the Assets regardless of when such Taxes are assessed.  Notwithstanding anything to the contrary in this Agreement, ad valorem, property, severance, production and similar Taxes shall not be subject to Sections 4.5 (after Closing), 9.2, 9.3 or 9.4 and responsibility therefor and payment thereof shall be exclusively addressed by Sections 2.3, 8.4 and this Section 9.1; provided, however, that to the extent not otherwise taken into account as an adjustment to the Purchase Price, liability for the portion of any such Taxes apportioned to Purchaser pursuant to this Section 9.1 that are actually paid or assessed to Seller remains a liability of Purchaser.

Section 9.2               Additional Tax Matters.

(a)           Seller shall cause to be prepared and timely filed all Tax Returns required to be filed with respect to the Companies, the Wholly-Owned Subsidiaries and the Assets for taxable periods ending prior to or on the Closing Date (“Prior Period Tax Returns”).  The Prior Period Tax Returns shall be prepared, where relevant, in a manner consistent with Seller’s past practices except as otherwise required by Law.  Seller shall pay all Taxes related to the Prior Period Tax Returns.  Purchaser shall make available to Seller (and to Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Companies and Wholly-Owned Subsidiaries reasonably requested by Seller to prepare the Prior Period Tax Returns.

(b)           Following the Closing, Purchaser shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Companies, the Wholly-Owned Subsidiaries and the Assets (other than a Prior Period Tax Return), including any Straddle Period Tax Return, and shall pay all Taxes related thereto; provided, however, that Seller shall reimburse Purchaser for the portion of any Taxes allocable to a Pre-Closing Period to the extent that such Taxes are not otherwise taken into account as a reduction to the Purchase Price or paid by Seller, a Company or a Wholly-Owned Subsidiary prior to the Closing (including amounts paid in respect of estimated Taxes).  Seller shall make available to Purchaser (and to Purchaser’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Companies and Wholly-Owned Subsidiaries reasonably requested by Purchaser to prepare such Tax Returns.  Purchaser shall consult with Seller concerning each Straddle Period Tax Return and report all items with respect to the portion of the Straddle Period ending on the Closing Date in accordance with past practices and in accordance with applicable Law.  Purchaser shall deliver to Seller a draft of each Straddle Period Tax Return at least sixty (60) days prior to the applicable filing deadline of such Straddle Period Tax Return, together with a proposed calculation of the Taxes shown to be due on such Straddle Period Tax Return that are allocable to the Pre-Closing Period.  Income Taxes (or any Taxes measured by income or receipts), if any, for any Straddle Period shall be allocated to the Pre-Closing Period on the basis of an interim closing of the books method.  Notwithstanding anything to the contrary herein, for the avoidance of

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doubt, any franchise Tax paid or payable with respect to each Company or Subsidiary shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.  Purchaser and Seller shall share any Straddle Period Tax refunds in the same proportion as they shared the Straddle Period Taxes to which such refunds relate.  Purchaser shall remit any such Tax refund to Seller within five (5) Business Days of its receipt thereof.

(c)           Following the Closing, to the extent not otherwise taken into account as an adjustment to the Purchase Price, Seller shall indemnify and hold Purchaser and the Companies and Subsidiaries harmless from and against (i) all Taxes (excluding ad valorem, property, severance, production and similar Taxes pursuant to Section 9.1) of the Companies and Wholly-Owned Subsidiaries related to the Pre-Closing Period and (ii) Income Taxes of any other person for which any of the Companies or Wholly-Owned Subsidiaries becomes liable with respect to any Pre-Closing Period pursuant to Treas. Reg. sections 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2), 301.7701-2T (or analogous provisions of state or local Law).

(d)           Following the Closing, to the extent not otherwise taken into account as an adjustment to the Purchase Price, Purchaser shall indemnify and hold Seller harmless from and against all Taxes for which Purchaser is responsible under this Agreement.

(e)           Purchaser shall promptly notify Seller following receipt of any notice of audit or other proceeding relating to any matter for which Seller may be required to indemnify Purchaser and the Companies and Wholly-Owned Subsidiaries pursuant to Section 9.2(c).  Seller shall have the right to control any and all audits or other proceedings relating to any taxable period that ends on or before the Closing Date, including the filing of any amended Tax Return related to any such period.  Purchaser shall have the right to control any and all audits or other proceedings relating to any Straddle Period Tax Return (including the filing of any amended Straddle Period Tax Return); provided that with respect to an amended Straddle Period Tax Return, Purchaser shall report all items with respect to the portion of the Straddle Period ending on the Closing Date in accordance with the reasonable instructions of Seller.

(f)           Following the Closing, to the extent not otherwise taken into account as a reduction to the Purchase Price, Purchaser shall pay to Seller the amount of any refund, realized Tax credit or similar Tax benefit realized by, or with respect to, any of the Companies or Wholly-Owned Subsidiaries allocable to a Prior Period Tax Return (or the Pre-Closing Period portion of a Straddle Period Tax Return).  Following the Closing, to the extent not otherwise taken into account as a reduction to the Purchase Price, Seller shall pay to Purchaser the amount of any refund, realized Tax credit or similar Tax benefit realized by, or with respect to, any of the Companies or Wholly-Owned Subsidiaries allocable to a period other than a Prior Period Tax Return (or the Pre-Closing Period portion of a Straddle Period Tax Return).

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(g)           After the Closing, except to the extent required by applicable Law, Seller shall not file any amended Tax Return or make any Tax election with respect to any of the Companies or Subsidiaries.

(h)           Except to the extent required by applicable Laws, Purchaser shall not and shall not permit its Affiliates, including the Companies and Wholly-Owned Subsidiaries, to amend any Prior Period Tax Return.

(i)           Seller and Purchaser shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each of Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

Section 9.3              Survival of Obligations.  The obligations of the parties set forth in this Article IX shall continue until the expiration of the applicable period of limitations.

Section 9.4              Conflict.  In the event of a conflict between the provisions of this Article IX and any other provisions of this Agreement, the provisions of this Article IX shall control except with respect to Section 11.1(e).

ARTICLE X
TERMINATION AND AMENDMENT

Section 10.1            Termination.  This Agreement may be terminated at any time prior to Closing:  (i) by the mutual prior written consent of Seller and Purchaser; (ii) by either Seller or Purchaser, if the difference between all agreed Title Defect Amounts minus all agreed Title Benefit Amounts (or Seller’s good faith estimate of all Title Defect Amounts or Title Benefit Amounts, as applicable, if there is not agreement five (5) Business Days prior to Closing) exceeds twenty percent (20%) of the Unadjusted Purchase Price; or (iii) by either Seller or Purchaser, if Closing has not occurred on or before sixty (60) days after the Target Closing Date provided, however, that no Party shall be entitled to terminate this Agreement under this Section 10.1 if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants and agreements hereunder.

Section 10.2            Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 1.2, 1.3, 4.12, 4.19, 5.10, 6.3, 6.6, 10.1, 10.2, 12.1, 12.2, 12.4, 12.8, 12.9, 12.16, 12.17 and 12.18 and of the Confidentiality Agreement, all of which shall continue in full force and effect).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein that were to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 10.1 and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to

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be performed or observed at or prior to Closing, then the other Party, subject to Section 12.18, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which the other Party may be entitled.

ARTICLE XI
INDEMNIFICATION; LIMITATIONS

Section 11.1             Indemnification.

(a)           From and after Closing, Purchaser, the Companies and the Wholly-Owned Subsidiaries, jointly and severally, shall indemnify, defend and hold harmless Seller and its current and former Affiliates (other than the Companies and Subsidiaries) and their respective officers, directors, employees and agents (“Seller Group”) from and against all Damages incurred or suffered by Seller Group:

(i)           caused by or arising out of or resulting from the ownership, use or operation of the Assets, or the assets of the Partially-Owned Subsidiaries, in each case whether before or after the Closing Date, including without limitation, the claims and litigation listed on Schedule 11.1(a)(i),

(ii)          caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in ARTICLE VI,

(iii)         caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in ARTICLE V of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(b), or

(iv)         consisting of Environmental Liabilities (except to the extent Seller is required to indemnify Purchaser pursuant to Section 11.1(b)(ii).

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, or a pre-existing condition, but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.1(b) at the time the claim notice is presented by Purchaser.

(b)           From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser, its current and former Affiliates and its and their respective officers, directors, employees and agents (“Purchaser Group”) against and from all Damages incurred or suffered by Purchaser Group:

(i)           caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in ARTICLE VI, (provided, however, for purposes of interpretation of the preceding indemnity, Seller’s covenants and agreements qualified by “Material Adverse Effect” but not “material” or materiality generally shall be deemed to have been made without the “Material Adverse Effect” qualification),

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(ii)           caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Sections 4.1 to 4.18 of this Agreement, or in the certificates delivered at Closing pursuant to Section 8.2(f), (provided, however, for purposes of interpretation of the preceding indemnity, Seller’s representations and warranties qualified by “Material Adverse Effect,” but not “material” or materiality generally shall be deemed to have been made without the “Material Adverse Effect” qualification), or

(iii)           caused by, arising out of or resulting from obligations or liabilities attributable to or arising out of (A) the items set forth in Sections 1.3(vi) or 1.3(viii); (B) the items set forth in Sections 1.3(iii), 1.3(iv), 1.3(ix), 1.3(x), 1.3(xiv) to the extent such items are related to matters other than the E&P Business or the business and operations conducted by the Partially-Owned Subsidiaries with their assets or (C) the matters listed on Schedule 11.1(b)(iii) (the matters set forth in this Section 11.1(b)(iii), collectively, the “Retained Seller Obligations”).

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, or a pre-existing condition.

(c)           Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Purchaser’s exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in ARTICLES IV, V and VI (excluding Section 6.6 and Section 6.14, which shall be separately enforceable by Seller pursuant to whatever rights and remedies are available to it outside of this ARTICLE XI) and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(f) or 8.3(b), as applicable, is set forth in this Section 11.1.  Except for the remedies contained in Sections 6.6, 6.14, 9.2, 10.2 and this Section 11.1, and any other remedies available to the Parties at law or in equity for breaches of such provisions of this Agreement and any other provisions of this Agreement other than ARTICLES IV, V and VI (excluding Section 6.6 and Section 6.14), upon Closing Seller and Purchaser each release, remise and forever discharge the other and their or its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to or arising out of this Agreement or any Company’s or Subsidiary’s ownership, use or operation of the Assets or of any Partially-Owned Subsidiary’s ownership, use or operation of its assets, or the condition, quality, status or nature of the Assets or such Partially-Owned Subsidiary’s assets, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or Parties or any of its or their Affiliates and any rights

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under agreements between the Companies or the Subsidiaries and Seller or any other Affiliate of the Companies, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person, or a pre-existing condition, but excluding, however, any remaining balance owed by Seller, any Company or any Subsidiary to any other Affiliate at the end of the Closing Date for provision of goods or services, or employment-related costs, or other ordinary course of business expenses, with respect to the ownership or operation of the Assets, the Companies or the Subsidiaries, and excluding any amounts owed to Seller under the Transition Services Agreement.

(d)           “Damages,” for purposes of this ARTICLE XI, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include any adjustment for Taxes that may be assessed on payments under this ARTICLE XI, but shall be reduced by the present value of any Tax benefits that are reasonably likely to be realized by that Indemnified Person resulting from the Damages.  Notwithstanding the foregoing, Purchaser and Seller shall not be entitled to indemnification under this Section 11.1 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third persons (other than the Companies or the Subsidiaries) for which responsibility is allocated between the Parties) or (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

(e)           Any claim for indemnity under Article IX or this Section 11.1 by any current or former Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of Article IX or this Section 11.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.1(e).  Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(f)           Without prejudice to those Sections, this Section 11.1 shall not apply in respect of title matters, which are exclusively covered by ARTICLE III, matters related to Taxes other than Section 4.5, which are exclusively covered by ARTICLE II and ARTICLE IX, or claims for Property Costs, which are covered exclusively by Sections 2.3 and 8.4.

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(g)           The Parties shall treat, for Tax purposes, any amounts paid under this ARTICLE XI as an adjustment to the applicable Interest Purchase Price(s) in the same manner as provided in Section 2.2.

Section 11.2            Indemnification Actions.  All claims for indemnification under Section 11.1 shall be asserted and resolved as follows:

(a)           For purposes of this ARTICLE XI, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this ARTICLE XI, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this ARTICLE XI (including, for the avoidance of doubt, those Persons identified in Section 11.1(e)).

(b)           To make a claim for indemnification under Section 11.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice not later than ten (10) days after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this ARTICLE XI.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to defend the Indemnified Person against such Claim under this ARTICLE XI.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its obligation, it shall have the right and obligation to defend, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may at its sole cost which shall not be covered by this indemnity, participate in, but not

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control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.2(d), provided that the Indemnified Person may file initial pleadings as described in the last sentence of paragraph (c) above if required by court or procedural rules to do so within the thirty (30) day period in paragraph (c) above.  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement but the Indemnified Person shall not settle, compromise, admit or make any acknowledgement that would give rise to liability on the part of any Indemnifying Person without the prior written consent of such Indemnifying Person.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person whether before or after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Claim.  Notwithstanding the foregoing, if the Indemnifying Person has denied (or is deemed to have denied) its obligation to defend the Indemnified Person against such Claim under this ARTICLE XI, such Indemnifying Person shall nonetheless be entitled to participate at its own expense in the defense of the Claim, and the Indemnified Person shall provide to the Indemnifying Person access to all pleadings and discovery relating to such Claim.

(f)           In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be deemed to dispute the claim for such Damages.

Section 11.3            Casualty and Condemnation.  If, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close.  In the event that the amount of the costs and expenses

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associated with repairing or restoring the Assets affected by such casualty and the Allocated Value, determined in the same manner as a Title Defect in accordance with Section 3.5(g), for any Unit or Well taken exceeds Fifty Thousand Dollars ($50,000).  Seller must elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser through a document to be delivered at Closing reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any casualty or (iii) to treat the costs and expenses associated with repairing or restoring the Assets affected by such casualty or the Allocated Value for any Unit or Well taken as a Title Defect under Section 3.1, but without regard to the limitations in Section 3.5(g) (other than Section 3.5(g)(v)(2)).  In each case, Seller shall retain (or, if applicable, receive an assignment from the Company or Subsidiary owning the affected properties of) all rights to insurance and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

Section 11.4            Limitation on Actions.

(a)           The representations and warranties of Seller and Purchaser in Sections 4.1 to 4.18 and ARTICLE V and the covenants and agreements of the Parties in ARTICLE VI, (excluding Section 6.6) and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 8.2(f) and 8.3(b), as applicable, shall survive the Closing for a period of six (6) months except that: (i) the representations and warranties of Seller in Sections 4.2(e) (Title to Interests), 4.2(f) (The Interests), 4.3(f) (Title to Equity Interests of the Subsidiaries), 4.3(g) (The Equity Interests), and 4.5 (Taxes) (as limited by Section 9.1) shall survive the Closing without such time limit, subject to applicable periods of limitations; (ii) the representations and warranties of Seller in Section 4.3(d) and the second sentence of Section 4.13 shall expire at Closing; and (iii) the representations and warranties of Seller in Sections 4.2(i), 4.4, 4.5, and 4.6, insofar as such representations and warranties are made in respect of the Partially-Owned Subsidiaries, shall expire at Closing.

The remainder of this Agreement shall survive the Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Sections 11.1(a)(ii), 11.1(a)(iii), 11.1(b)(i) and 11.1(b)(ii) shall terminate with respect to a representation, warranty, covenant or agreement as of the termination date of such representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Sections 11.1(a)(i), 11.1(a)(iv), 11.1(b)(iii) and 11.3 shall continue without time limit.  The indemnities in Section 9.2 shall continue until the expiration of the applicable period of limitations.

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(c)           Seller shall not have any liability for any indemnification under Section 11.1: (i) with respect to any liability, loss, cost, expense, claim, award or judgment that does not individually exceed One Hundred Thousand dollars ($100,000) (any such items “Qualified Claims”) and (ii) until and unless the aggregate amount of the liability for all Damages directly relating to Qualified Claims for which Claim Notices are delivered by Purchaser exceeds three percent (3%) of the Unadjusted Purchase Price (such amount, the “Indemnity Deductible”), and then only to the extent such Damages exceed the Indemnity Deductible.  This Section shall not limit (i) indemnification for breach of the representations and warranties set forth in Sections 4.2(e), 4.2(f), 4.3(f), and 4.3(g), (ii) indemnification for breach of those covenants contained in Sections 6.8, 6.9, and 6.10 and (iii) indemnification for the Retained Seller Obligations nor shall Damages for those matters count toward the Indemnity Deductible.

(d)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller’s liability to Purchaser Group for Damages (including to indemnify for Damages) shall not exceed ten percent (10%) of the Unadjusted Purchase Price (not counting the Indemnity Deductible); provided, however, that this Section 11.4(d) shall not limit Seller’s liability with respect to breaches of (i) the representations and warranties set forth in Sections 4.2(e), 4.2(f), 4.3(f), and 4.3(g), (ii) those covenants contained in Sections 6.8, 6.9, 6.10 and Article IX and (iii) the Retained Seller Obligations.

(e)           The amount of any Damages for which an Indemnified Person is entitled to indemnity under this ARTICLE XI shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

ARTICLE XII
MISCELLANEOUS

Section 12.1            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2            Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to Seller:
HighMount Exploration & Production LLC
16945 Northchase Drive, Suite 1750
Houston, Texas 77060-2133
Attn:  Malcolm Johns, Vice President & General Counsel
Telephone:  281.873.1505
Facsimile:  281.873.1618

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With a copy to:	DLA Piper LLP (US) 1000 Louisiana, Suite 2800 Houston, Texas 77002-5005 Attn: Jack J. Langlois Telephone: 713.425.8419 Telecopy: 713.300.6019
If to Purchaser:	Linn Energy Holdings, LLC 600 Travis Street, Suite 5100 Houston, Texas 77002 Attn: Charlene A. Ripley, General Counsel Telephone: 281-840-4000 Telecopy: 281-840-4001

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3            Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Notwithstanding anything to the contrary herein, Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfers or other transactions contemplated hereby.  Should any Seller, Company or Subsidiary or Affiliate of any of them pay prior to Closing, or should Seller or any continuing Affiliate of Seller pay after Closing, any amount for which Purchaser is liable under this Section 12.3, Purchaser shall, promptly following receipt of Seller’s invoice, reimburse the amount paid.  If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Seller such certificate or evidence.

Section 12.4            Expenses.  Except as provided in Section 6.7 and in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5            Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any other Affiliate of the Companies or Subsidiaries (except the Companies and Subsidiaries) with any Governmental Authority or third Person and relating to the Companies, the Subsidiaries, or the Assets are to be transferred to Purchaser.  On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, and shall cause, effective as of the Closing, the cancellation or return to Seller of the bonds, letters of credit and guarantees posted by Seller and such Affiliates.  Purchaser may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of

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credit or guarantees that Purchaser has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted by Seller.  Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets, Schedule 12.5 identifies the bonds, letters of credit and guarantees posted by Seller or any other Affiliate of the Companies or Subsidiaries (except the Companies and Subsidiaries) with respect to the E&P Business as of the date noted on such schedule.

Section 12.6             Records.

(a)           Within ten (10) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records that are in the possession of Seller or its Affiliates, subject to Section 12.6(b).

(b)           Seller may retain the originals of those Records relating to Taxes and accounting matters and provide Purchaser, at its request, with copies of such Records that are necessary for Purchaser to adequately prepare Tax Returns.  Seller may retain the originals of Records for which digital copies were delivered to Purchaser.  Seller may retain copies of any other Records.

(c)           Purchaser, for a period of seven (7) years following the Closing, shall:

(i)           retain the Records,

(ii)          provide Seller, its Affiliates, and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and

(iii)         provide Seller, its Affiliates, and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.1 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement) for review and copying at Seller’s expense and to the Companies’, the Wholly-Owned Subsidiaries’ and their Affiliates’ personnel for the purpose of discussing any such matter or claim.

Section 12.7            Name Change.  On the Closing Date, Purchaser shall make the filings required in each Company’s and Subsidiary’s jurisdiction of organization to eliminate the name “HighMount” and any variants thereof from the name of each Company and Subsidiary.  As promptly as practicable, but in any case within one hundred twenty (120) days after the Closing Date, Purchaser shall (i) make all other filings (including assumed name filings) required to reflect the change of name in all applicable records of Governmental Authorities, and (ii) eliminate the use of the name “HighMount” and variants thereof from the Assets and the E&P Business, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.  Purchaser shall be solely responsible for any direct or indirect costs or expenses

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resulting from the change in use of name, and any resulting notification or approval requirements.

Section 12.8            Governing Law and Venue.  This Agreement and the legal relations between the Parties relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

Section 12.9            Jurisdiction; Service of Process.  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the determination of a Title Defect Amount or Title Benefit Amount pursuant to Section 3.5(i), or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division.  The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 12.10           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.11          Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.12          Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 12.13          Entire Agreement.  The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

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Section 12.14           Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 12.15           No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.6, Section 6.14 and Section 11.1(d).

Section 12.16           References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article, Section or Clause means an Article, Section or Clause of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)           References to “$” or “dollars” means United States dollars; and

(g)           “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.17          Construction.  Purchaser is capable of making such investigation, inspection, review and evaluation of the Companies, Subsidiaries and Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Companies, Subsidiaries and Assets, their value, operation and suitability.  Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 12.18          Limitation on Damages.  Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Purchaser

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and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by third Persons for which responsibility is allocated between the Parties).

[Signatures follow on next page]

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:	HIGHMOUNT EXPLORATION & PRODUCTION LLC By: /s/ Dennis G. Millet Name: Dennis G. Millet Title: Chief Financial Officer

PURCHASER:	LINN ENERGY HOLDINGS, LLC By: /s/ Mark E. Ellis Name: Mark E. Ellis Title: President and Chief Executive Officer